Exhibit 99.1

Contact:

AtriCure, Inc.

Julie A. Piton

Vice President and Chief Financial Officer

(513) 755-4561

jpiton@atricure.com

AtriCure Reports First Quarter 2011 Financial Results

Highlights

•	Revenue of $15.6 million – 12% growth

•	$1.5 million in U.S. sales of the AtriClip® system

•	Record revenue from international sales – $3.5 million

•	Adjusted EBITDA of $0.3 million

•	Expanded credit facility – increased capacity and reduced interest rates

•	Obtained FDA clearance and initiating 2Q U.S. launch of Synergy Access®

WEST CHESTER, Ohio – May 4, 2011 – AtriCure, Inc. (Nasdaq: ATRC), a medical device company and a leader in cardiac surgical ablation systems and systems for the exclusion of the left atrial appendage, today announced financial results for the first quarter of 2011. Revenue was $15.6 million, reflecting 12.1 percent growth over the first quarter of 2010. Revenue from product sales in the United States was $12.1 million, reflecting growth of 9.7 percent and international revenue was a record $3.5 million, reflecting 21.1 percent growth on both a GAAP and constant currency basis. Domestic sales of the AtriClip system were $1.5 million.

“We are encouraged by our current momentum, particularly the growing interest and adoption of the AtriClip system and continued growth in our international markets. During the quarter we completed the realignment and expansion of our sales organization in the United States and made significant progress training our new sales personnel to support our new product launches and implement our cross-selling strategy,” said David J. Drachman, President and Chief Executive Officer. “We are also excited about the second quarter launch of our articulating Synergy Access clamp, which we expect to be closely followed by the release of cryoICE BOX, our next generation cryo generator, which we anticipate will drive greater adoption of our cryo platform. These new open-heart platforms strengthen our competitive position, enabling us to capitalize on the AtriClip system’s first mover advantage as we target competitor accounts. Further, we remain focused on increasing our international market share, capitalizing on our leading technologies and expanded sales organization.”

First Quarter Financial Results

Revenue for the first quarter of 2011 was $15.6 million, a $1.7 million or 12.1 percent increase compared to first quarter 2010 revenue. Domestic revenue increased 9.7 percent to $12.1 million. Domestic revenue from ablation-related product sales was $10.6 million and revenue from sales of the AtriClip system was $1.5 million. International revenue was a record $3.5 million for the first quarter of 2011 compared to $2.9 million for the first quarter of 2010. International revenue growth of 21.1 percent was driven by an increase in sales in our direct markets in Europe and an increase in sales in Asia.

Gross profit for the first quarter of 2011 was $11.9 million compared to $10.7 million for the first quarter of 2010. Gross margin for the first quarter of 2011 was 76.1 percent compared to gross margin of 76.5 percent for the first quarter of 2010. The decrease in gross margin was primarily due to an increased mix of sales of the AtriClip system, which initially has a lower gross margin than our ablation-related products. Operating expenses for the first quarter of 2011 increased 4.8 percent, or $0.6 million, to $13.0 million from $12.4 million for the first quarter of 2010. The increase in operating expenses was driven by an increase in clinical and regulatory related expenditures and an increase in selling expenses, primarily due to an increase in selling personnel.

Loss from operations for the first quarter of 2011 improved 36.4 percent to $1.1 million from $1.7 million for the first quarter of 2010, primarily driven by an increase in sales. Adjusted EBITDA, a non-GAAP measure, was $0.3 million for the first quarter of 2011. Net loss per share improved 38.5 percent to $0.08 for the first quarter of 2011 compared to $0.13 for the first quarter of 2010.

Cash, cash equivalents and investments increased to $15.7 million at March 31, 2011 and cash used in operations during the first quarter of 2011 was $0.9 million, an improvement of $2.1 million or 70.7 percent compared to the first quarter of 2010.

Credit Facility Expansion

In March 2011 AtriCure modified and expanded its credit facility to provide for a new, expanded and extended five-year term loan of $7.5 million (net proceeds of $5.0 million after repayment of the existing term loan) at an interest rate of 6.75 percent. Additionally, the modified agreement provides for a two-year extension of the maturity date of the revolving credit facility from April 30, 2012 to April 30, 2014 and a reduced borrowing rate on the revolving portion of the credit facility. As a result of the modification, AtriCure incurred $0.2 million of expense related to the write-off of deferred financing costs and discount on long-term debt.

Conference Call

AtriCure will host a conference call at 10:00 a.m. Eastern Time on Wednesday, May 4, 2011 to discuss its first quarter 2011 financial results. A live web cast of the conference call will be available online and accessible from the investor relations page of AtriCure’s corporate web site at www.atricure.com.

Pre-registration is available and recommended for this call at the following URL: https://www.theconferencingservice.com/prereg/key.process?key=PP9TLWL4B

You may also access this call through an operator by calling (888) 713-4199 for domestic callers and (617) 213-4861 for international callers at least 15 minutes prior to the call start time using reservation code 38780131.

The webcast will be available on AtriCure’s web site and a telephonic replay of the call will also be available through June 4, 2011. The replay dial-in numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers. The reservation code is 43712096.

About AtriCure, Inc.

AtriCure, Inc. is a medical device company and a leader in developing, manufacturing and selling innovative cardiac surgical ablation systems designed to create precise lesions, or scars, in cardiac, or heart, tissue and systems for the exclusion of the left atrial appendage. The Company believes cardiothoracic surgeons are adopting its ablation products for the treatment of atrial fibrillation, or AF, during concomitant open-heart surgical procedures and sole-therapy minimally invasive procedures. AF affects more than 5.5 million people worldwide and predisposes them to a five-fold increased risk of stroke. AtriCure is conducting clinical trials in support of an AF indication. However, to date, the FDA has not cleared or approved AtriCure’s products for the treatment of AF or a reduction in the risk of stroke.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that address activities, events or developments that AtriCure expects, believes or anticipates will or may occur in the future, such as earnings estimates, other predictions of financial performance, launches by AtriCure of new products and market acceptance of AtriCure’s products. Forward-looking statements are based on AtriCure’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances and are subject to numerous risks and uncertainties, many of which are beyond AtriCure’s control. These risks and uncertainties include the rate and degree of market acceptance of AtriCure’s products, AtriCure’s ability to develop and market new and enhanced products, the timing of and ability to obtain and maintain regulatory clearances and approvals for its products, the timing of and ability to obtain reimbursement of procedures utilizing AtriCure’s products, competition from existing and new products and procedures or AtriCure’s ability to effectively react to other risks and uncertainties described from time to time in AtriCure’s SEC filings, such as fluctuation of quarterly financial results, reliance on third party manufacturers and suppliers, litigation or other proceedings, government regulation and stock price volatility. AtriCure does not guarantee any forward-looking statement, and actual results may differ materially from those projected. AtriCure undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

To supplement AtriCure’s condensed consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles, or GAAP, AtriCure uses certain non-GAAP financial measures in this release as supplemental financial metrics. Non-GAAP financial measures provide an indication of performance excluding certain items. Our management believes that in order to properly understand short-term and long-term financial trends, investors may wish to consider the impact of these excluded items in addition to GAAP measures. The excluded items vary in frequency and/or impact on our continuing operations and our management believes that the excluded items are typically not reflective of our ongoing core business operations. Further, management uses results of operations before these excluded items as a basis for its strategic planning. The non-GAAP financial measures used by AtriCure may not be the same or calculated the same as those used by other companies. Reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP measures for the respective periods can be found in tables later in this release. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for AtriCure’s financial results prepared and reported in accordance with GAAP.

ATRICURE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2011	2010

Revenue	$15,637,081	$13,951,800
Cost of revenue	3,744,277	3,272,636

Gross profit	11,892,804	10,679,164

Operating expenses:
Research and development expenses	2,944,347	2,657,928
Selling, general and administrative expenses	10,022,652	9,711,522

Total operating expenses	12,966,999	12,369,450

Loss from operations	(1,074,195)	(1,690,286)

Other expense	(194,350)	(320,855)

Loss before income tax (expense) benefit	(1,268,545)	(2,011,141)

Income tax (expense) benefit	(4,501)	1,790

Net loss	$(1,273,046)	$(2,009,351)

Basic and diluted net loss per share	$(0.08)	$(0.13)

ATRICURE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31, 2011	December 31, 2010
Assets

Current assets:
Cash, cash equivalents and short-term investments	$15,659,410	$12,570,737
Accounts receivable	9,270,705	9,480,064
Inventories	6,015,338	5,680,033
Other current assets	3,003,966	2,917,571

Total current assets	33,949,419	30,648,405

Property and equipment, net	2,554,327	2,723,227
Intangible assets	72,500	89,375
Other assets	154,095	254,707

Total assets	$36,730,341	$33,715,714

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and accrued liabilities	$9,995,241	$10,841,921
Current maturities of debt and capital lease obligations	1,533,066	2,193,356

Total current liabilities	11,528,307	13,035,277

Long-term debt and capital lease obligations	6,053,836	661,624
Other liabilities	3,113,395	3,282,883

Total liabilities	20,695,538	16,979,784

Stockholders’ equity:
Common stock	16,069	15,664
Additional paid-in capital	114,958,174	114,402,234
Other comprehensive income	95,199	79,625
Accumulated deficit	(99,034,639)	(97,761,593)

Total stockholders’ equity	16,034,803	16,735,930

Total liabilities and stockholders’ equity	$36,730,341	$33,715,714

ATRICURE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2011	2010

Cash flows from operating activities:
Net loss	$(1,273,046)	$(2,009,351)
Adjustments to reconcile net loss to net cash used in (provided by) operating activities:
Share-based compensation	803,407	812,035
Depreciation and amortization	529,746	630,713
Amortization of deferred financing costs and discount on long-term debt	47,858	78,775
Write-off of deferred financing costs and discount on long-term debt	153,101	—
Loss on disposal of equipment	44,450	—
Change in allowance for doubtful accounts	6,063	(17,490)
Changes in assets and liabilities:
Accounts receivable	179,718	(1,486,934)
Inventories	(292,105)	(622,077)
Other current assets	(76,899)	(95,315)
Accounts payable and accrued liabilities	(1,008,156)	(134,031)
Other non-current assets and liabilities	14,289	(132,853)

Net cash used in operating activities	(871,574)	(2,976,528)

Cash flows from investing activities:
Purchases of equipment	(388,734)	(397,075)
Purchases of available-for-sale securities	(3,281,340)	(3,373,381)
Maturities of available-for-sale securities	3,650,000	1,999,397
Net proceeds from the sale of equipment	89,476	—

Net cash provided by (used in) investing activities	69,402	(1,771,059)

Cash flows from financing activities:
Payments on debt and capital leases	(2,895,313)	(556,383)
Proceeds from borrowings of debt	7,500,000	—
Payment of debt fees	(25,719)	(5,348)
Proceeds from stock option exercises	221,382	22,355
Shares repurchased for payment of taxes on stock awards	(468,445)	—

Net cash provided by (used in) financing activities	4,331,905	(539,376)

Effect of exchange rate changes on cash and cash equivalents	(74,696)	37,043

Net increase (decrease) in cash and cash equivalents	3,455,037	(5,249,920)

Cash and cash equivalents – beginning of period	4,230,709	8,905,425

Cash and cash equivalents – end of period	$7,685,746	$3,655,505

ATRICURE, INC.

RECONCILIATION OF GAAP RESULTS TO NON-GAAP RESULTS

(Unaudited)

Reconciliation of Non-GAAP Adjusted Earnings (Loss) (Adjusted EBITDA)

	Three Months Ended March 31,
	2011	2010

Net loss, as reported	$(1,273,046)	$(2,009,351)
Income tax expense (benefit)	4,501	(1,790)
Other expense (a)	194,350	320,855
Depreciation and amortization expense	529,746	630,713
Share-based compensation expense	803,407	812,035

Non-GAAP adjusted earnings (loss) (adjusted EBITDA)	$258,958	$(247,538)

	Three Months Ended March 31,
	2011	2010
(a) Other includes:
Net interest expense	$(284,110)	$(256,359)
Gain (loss) due to exchange rate fluctuation	96,031	(64,207)
Non-employee stock option expense	(6,271)	(289)

Other expense	$(194,350)	$(320,855)